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                                                         Exhibit 16.1

[PricewaterhouseCoopers LLP letterhead]



July 12, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioner:

         We have read the statements made by Allfirst Financial, Inc., which were filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated June 26, 2002. We agree with the comments in the fourth, fifth and sixth paragraphs and in the second sentence of the second paragraph in such Form 8-K regarding PwC LLP and Allfirst Financial, Inc. Regarding the first paragraph and the first sentence in the second paragraph in such Form 8-K, we make no comment regarding the client-auditor relationship between Allied Irish Banks, p.l.c. and PricewaterhouseCoopers Republic of Ireland Firms. However, with respect to the client-auditor relationship between PwC LLP and Allfirst Financial, Inc., we neither resigned nor declined to stand for re-election. Regarding the third paragraph, we have no basis to comment.

Very truly yours,


/s/ PricewaterhouseCoopers LLP